UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2009

QuadraMed Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-32283	52-1992861
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12110 Sunset Hills Road, Suite 600, Reston, VA 20190

(Address of principal executive office and zip code)

(703) 709-2300

(Registrant’s telephone number, including area code)

(Not Applicable)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On April 29, 2009, the Board of Directors (the “Board”) of QuadraMed Corporation (the “Company”), based upon the recommendation of the Board’s Nominating and Governance Committee (the “Committee”), appointed William K. Jurika to the Board, effective immediately. Mr. Jurika previously served on the Board from July 2003 through October 2005 and currently beneficially owns approximately 8% of the Company’s outstanding common stock.

At the present time, the Board does not anticipate that it will appoint Mr. Jurika to any committees of the Board until after the Company’s 2009 Annual Meeting of Stockholders, scheduled to be held on June 4, 2009.

ITEM 8.01	OTHER EVENTS.

On April 29, 2009, upon the recommendation of the Committee, the Board unanimously approved an increase in the number of authorized directors from five (5) to six (6), pursuant to the authority granted the Board under Sections 2.2 and 2.3 of the Company’s Amended and Restated Bylaws (Exhibit 3.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on February 4, 2008). The Board anticipates that the number of authorized directors will be further increased upon the hiring of a permanent President and Chief Executive Officer for the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2009

QuadraMed Corporation

/s/ David L. Piazza
David L. Piazza, Executive Vice President, Chief Financial Officer and Chief Operating Officer